                                        Communications World International, Inc.
                                                                      Form 10-SB
                                                                   Exhibit 2 (a)

                             PLAN AND AGREEMENT OF



                                    MERGER



                                 BY AND AMONG



                     INTERCONNECT ACQUISITION CORPORATION



                   COMMUNICATIONS WORLD INTERNATIONAL, INC.

                          IAC ACQUISITION CORPORATION


                                      AND



                               THE STOCKHOLDERS



                                      OF



                     INTERCONNECT ACQUISITION CORPORATION



                         Dated as of October 20, 1998

                               TABLE OF CONTENTS
                               -----------------

                                                                    Page
                                                                    ----
1.      DEFINITIONS...............................................   1

1.1     General Definitions.......................................   1

2.      MERGER....................................................   3

2.1     Terms of Merger...........................................   3
 (a)    Merger; Surviving Company.................................   3
 (b)    The Effective Date and Time...............................   4
 (c)    Registered Office and Agent...............................   4
 (d)    Certificate of Incorporation of Surviving Corporation.....   4
 (e)    Bylaws of the Surviving Corporation.......................   4
 (f)    Effect of Merger on Stock of Constituent Corporations.....   4
 (g)    Officers and Directors of Surviving Corporation...........   4
 (h)    Approval by Stockholders; Effective Date..................   5
 (i)    Amendment.................................................   5
 (j)    Termination of Merger.....................................   5
 (k)    Tax Free Reorganization...................................   5
2.2     Further Assurances........................................   5

3.      REPRESENTATIONS AND WARRANTIES OF IAC.....................   5

3.1     Organization; Qualification...............................   6
3.2     Authority Relative to this Agreement......................   6
3.3     Capitalization............................................   6
3.4     Consents and Approvals....................................   6
3.5     No Violations.............................................   7
3.6     No Brokers................................................   7
3.7     No Liabilities............................................   7

4.      REPRESENTATIONS AND WARRANTIES OF CWII....................   7

4.1     Organization; Qualification...............................   7
4.2     Authority Relative to this Agreement......................   7
4.3     Consents and Approvals....................................   8
4.4     No Brokers................................................   8
4.5     CWII Stock; Authorized and Issued Shares..................   8
4.6     No Violations.............................................   8

5.      ADDITIONAL AGREEMENTS.....................................   8

5.1     Agreement to Consummate...................................   8
5.2     Agreement Regarding Brokers...............................   9
5.3     Filings...................................................   9

6.      CONDITIONS PRECEDENT TO CLOSING...........................   9

6.1     General Conditions........................................   9
 (a)    No Injunction.............................................   9
 (b)    Proceedings...............................................   9
 (c)    Legislation...............................................   9
 (d)    Litigation................................................  10
6.2     Conditions to Closing in Favor of the Stockholders and IAC  10
 (a)    Representations and Warranties of CWII....................  10
 (b)    CWII's Officers' Certificate..............................  10
 (c)    Governmental Consents, Authorizations, Etc................  10

 (d)    Closing Consideration.....................................  10
 (e)    Third Party Consents......................................  10
 (f)    Approval..................................................  10
 (g)    Certificate of Authorities................................  11
 (h)    Certificate of Merger.....................................  11
 (k)    Other Matters.............................................  11
6.3     Conditions to Closing in Favor of CWII and Purchaser......  11
 (a)    Representations and Warranties of IAC.....................  11
 (b)    IAC's Officers' Certificate...............................  11
 (c)    Governmental Consents, Authorizations, Etc................  12
 (d)    Third Party Consents......................................  12
 (e)    Approval..................................................  12
 (f)    Certificate of Authorities................................  12
 (g)    Corporate Records and Books of Account....................  12
 (h)    Certificate of Merger.....................................  12
 (i)    Fairness Opinion..........................................  12
 (j)    Other Matters.............................................  12

7.      CLOSING AND TERMINATION...................................  13

7.1     Closing Date..............................................  13
7.2     Termination...............................................  13
7.3     Effect of Termination.....................................  13
7.4     Extension; Waiver.........................................  13

8.      INDEMNIFICATION...........................................  14

8.1     Indemnity by CWII and Purchaser...........................  14
8.2     Indemnity by IAC and the Stockholders.....................  14
8.3     Indemnification Notice....................................  14

9.      GENERAL PROVISIONS AND OTHER AGREEMENTS...................  15

9.1     Notices...................................................  15
9.2     Fees and Expenses.........................................  16
9.3     Interpretation............................................  16
9.4     Counterparts..............................................  16
9.5     Miscellaneous.............................................  16
9.6     Publicity.................................................  16
9.7     Invalid Provisions........................................  16
9.8     Binding Effect............................................  17
9.9     Captions..................................................  17
9.10    Attorneys' Fees...........................................  17
9.11    Jurisdiction and Venue....................................  17
9.12    Assignability.............................................  17
9.13    Entirety..................................................  17
9.14    Amendment.................................................  17
9.15    Survival of Representations and Warranties................  18

LIST OF EXHIBITS

     Exhibit A   -  Right, Designations and Preferences of Preferred Stock

     Exhibit B   -  Form of Certificate of Merger

     Exhibit C   -  Ownership of IAC Common Stock

                          PLAN AND AGREEMENT OF MERGER
                          ----------------------------



     THIS PLAN AND AGREEMENT OF MERGER (this "Agreement") is made as of October 20, 1998, by and among INTERCONNECT ACQUISITION CORPORATION, a Delaware corporation ("IAC"), COMMUNICATIONS WORLD INTERNATIONAL, INC., a Colorado corporation ("CWII"), IAC ACQUISITION CORPORATION, a Colorado corporation and a wholly-owned subsidiary of CWII ("Purchaser"), JAMES A. CICCARELLI, a resident of Arapahoe County, Colorado, LIONEL BROWN, a resident of Arapahoe County, Colorado, MARK BENNETT, a resident of Arapahoe County, Colorado, and PHIL LEWIS, a resident of Collin County, Texas, (the foregoing individuals, collectively, the "Stockholders" and each, a "Stockholder"), such individuals being all of the stockholders of IAC.


     In consideration of the mutual covenants and agreements contained herein, the parties covenant and agree as follows:


1.   DEFINITIONS

     1.1  General Definitions. Unless otherwise stated in this Agreement, the
          -------------------
following terms shall have the following meanings:

"Affiliate":  Any Person that, directly or indirectly, controls, or is
 ---------
controlled by or under common control with, another Person. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

"Certificate of Merger":  The Certificate of Merger in the form attached hereto
 ---------------------
as Exhibit "B."

"Closing":  As defined in Section 7.1 hereof.
 -------

"Closing Date":  As defined in Section 7.1 hereof.
 ------------

"CWII Preferred Stock":  shall mean the Series I Convertible Preferred Stock,
 --------------------
$1.00 par value per share, of CWII, the rights, designations and preferences of which are described on Exhibit "A" attached hereto.

"Effective Date":  As defined in Section 2.1(b) hereof.
 --------------

"Governmental Body":  Any court or any federal, state, municipal or other
 -----------------
governmental department, commission, board, bureau, agency, authority or instrumentality, domestic or foreign.

"IAC Common Stock":  Common stock, $0.01 par value per share, of IAC.
 ----------------

PLAN AND AGREEMENT OF MERGER - Page 1
----------------------------

"Liens":  shall mean all mortgages, deeds of trust, claims, liens, security
 -----
interests, pledges, leases, conditional sale contracts, rights of first refusal, options, charges, liabilities, obligations, agreements, easements, rights-of-way, powers of attorney, limitations, reservations, restrictions and other encumbrances of any kind.

"Merger":  shall mean the merger of IAC with and into Purchaser in a transaction
 ------
qualifying as a tax-free reorganization under Section 368(a)(1)(A) of the Code.

"Operative Documents": All agreements, instruments, documents, schedules,
 -------------------
exhibits and certificates executed and delivered by or on behalf of the Stockholders, Purchaser, IAC or CWII at or before the Closing pursuant to this Agreement.

"Order":  Any order, writ, injunction, decree, judgment, award or determination
 -----
of any Governmental Body.

"Permits":  All permits, authorizations, certificates, approvals, registrations,
 -------
variances, exemptions, rights-of-way, franchises, privileges, immunities, grants, ordinances, licenses and other rights of every kind and character (a) under any (1) federal, state, local or foreign statute, ordinance or regulation,
(2) Order or (3) contract with any Governmental Body or (b) granted by any Governmental Body.

"Person":  An individual, partnership, joint venture, corporation, company,
 ------
limited liability company, bank, trust, unincorporated organization, Governmental Body or other entity or group.

"Proceeding": Any action, order, claim, suit, proceeding, litigation,
 ----------
investigation, inquiry, review or notice.

"Securities Act":  shall mean the Securities Act of 1933.
 --------------

"Stock Consideration":  As defined in Section 2.2 hereof.
 -------------------

"Stockholders Agreement":  That certain Stockholders Agreement dated May 29,
 ----------------------
1998 by and among IAC and the Stockholders of IAC.

"Subsidiary" or "Subsidiaries" with respect to any corporation shall mean any
 ----------      ------------
other corporation of which at least a majority of the securities having by their terms ordinary voting power to elect a majority of the Board of Directors of such other corporation is at the time directly or indirectly owned or controlled by such first corporation, or by such first corporation and one or more of its Subsidiaries.

"Surviving Corporation":  As defined in Section 2.1(a).
 ---------------------

"Taxes":  Any federal, state, local or foreign income, sales, excise, real or
 -----
personal property or other taxes, assessments, fees, levies, imposts, duties, deductions or other charges of any nature

PLAN AND AGREEMENT OF MERGER - Page 2
----------------------------
whatsoever (including, without limitation, interest and penalties) imposed by any law, rule or regulation.

"Third Party Consents":  As defined in Section 6.3(f) hereof.
 --------------------

"Threatened":  Any matter or thing will be deemed to have been "Threatened" when
 ----------
used herein with respect to any party if that party has received notice, in writing, from the Person to whom the threat is attributable, or such Person's agents, which makes specific reference to and clearly identifies the matter or thing being threatened.

"Transaction" or "Transactions":  The consummation of the Merger and the
 -----------      ------------
performance of the other covenants and transactions described in this Agreement.

"Transaction Expenses":  The expenses incurred in connection with the
 --------------------
preparation, negotiation, execution and performance of this Agreement and the Transactions, including all fees and expenses of counsel and representatives.

Other defined terms shall have the meanings ascribed to such terms elsewhere herein.

2.   MERGER

     2.1  Terms of Merger.  Subject to the terms and conditions set forth
          ---------------
herein, on the Closing Date, IAC shall be merged into Purchaser as described below.

          (a) Merger; Surviving Company.  In accordance with the applicable laws
              -------------------------
     of the State of Delaware and the State of Colorado, upon the Effective Date the separate existence of IAC shall thereupon cease, and Purchaser, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Colorado. The Surviving Corporation shall possess all of the rights, privileges, immunities, powers, franchises and authority, whether of a public or of a private nature, and be subject to all restrictions, disabilities and duties of each of the constituent corporations, and all the rights, privileges, immunities, powers, franchises and authority of each of the constituent corporations, and all assets and property of every description, real, personal, and mixed, and every interest therein, wherever located, and all debts or other obligations belonging or due to either of the constituent corporations on whatever account, as well as stock subscriptions and all other choses in action or every other interest of or belonging to each of such corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, immunities, powers, franchises and authority, and all other interests, shall be thereafter as effectually the property of the Surviving Corporation as they were of the constituent corporations; but all rights of creditors and all Liens upon any property of either of the constituent corporations shall be preserved unimpaired, and the Surviving Corporation shall be liable for the obligations of each of the constituent corporations and any claim existing, or action or proceeding

PLAN AND AGREEMENT OF MERGER - Page 3
----------------------------
     pending, by or against either of the constituent corporations may be prosecuted to judgment with right of appeal, as if the Merger had not taken place.


          (b) The Effective Date and Time.  The Certificate of Merger shall be
              ---------------------------
     filed with and recorded by the Secretary of State of Colorado and the Secretary of State of Delaware concurrently with the Closing, and the Merger shall be effective at midnight, local Denver time, on the date of such filings (the "Effective Date").

          (c) Registered Office and Agent.  The registered agent and address of
              ---------------------------
     the registered office of the Surviving Corporation in the State of Colorado will be Scott E. Harris at 6025 S. Quebec Street, Suite 300, Englewood, Colorado 80111.

          (d) Certificate of Incorporation of Surviving Corporation.  The
              -----------------------------------------------------
     Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Purchaser as in effect on the date hereof without change, unless and until amended in accordance with applicable law.

          (e) Bylaws of the Surviving Corporation. The Bylaws of the Surviving
              -----------------------------------
     Corporation shall be the Bylaws of Purchaser as in effect on the date hereof without change, unless and until amended or repealed in accordance with applicable law.

          (f) Effect of Merger on Stock of Constituent Corporations. On the
              -----------------------------------------------------
     Effective Date, (i) each one hundred outstanding shares of IAC Common Stock shall be converted into one (1) share of CWII Preferred Stock, and (ii) each issued share of IAC Common Stock held in treasury by IAC shall be returned and canceled and no shares of CWII Preferred Stock shall be issued in respect thereof. On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of IAC Common Stock shall be deemed for all purposes to evidence ownership of and to represent shares of CWII Preferred Stock into which the shares of IAC Common Stock represented by such certificates have been converted, as herein provided, and shall be so registered on the books and records of CWII. The registered owners of all such outstanding stock certificates shall, until such certificates shall have been surrendered for transfer or conversion or otherwise accounted for to CWII, have and be entitled to exercise any voting and other rights with respect to and to receive any dividends and other distributions upon the shares of CWII Preferred Stock evidenced by such outstanding certificates as above provided.

          (g) Officers and Directors of Surviving Corporation.  Upon the
              -----------------------------------------------
     Effective Date, the officers and directors of the Surviving Corporation shall be the officers and directors of Purchaser in office at such date, and such persons shall hold office in accordance with the Bylaws of the Surviving Corporation or until their respective successors shall have been appointed or elected. If, upon the Effective Date, a vacancy shall exist in the Board of Directors of the Surviving Corporation, such vacancy shall be filled in the manner provided by its Certificate of Incorporation and Bylaws.

PLAN AND AGREEMENT OF MERGER - Page 4
----------------------------

          (h) Approval by Stockholders; Effective Date.  This Agreement and the
              ----------------------------------------
     Merger contemplated hereby are subject to approval by the requisite vote of the stockholders of IAC in accordance with applicable Delaware law. As promptly as practicable after approval of this Agreement by the stockholders of IAC in accordance with applicable law, duly authorized officers of the respective parties shall make and execute a Certificate of Merger and such other documents as shall be reasonably necessary to consummate the Merger and shall cause such documents to be filed with the Secretary of States of Delaware and Colorado, respectively, in accordance with the laws of the States of Colorado and Delaware.

          (i) Amendment. The Board of Directors of Purchaser and IAC may amend
              ---------
     this Agreement at any time prior to the Effective Date, provided that an amendment made subsequent to the approval of the Merger by the stockholders of IAC shall not (i) alter or change the amount or kind of shares to be received by exchange for or on conversion of all or any of the shares of IAC Common Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation, or (iii) alter or change any of the terms and conditions of this Agreement, if such alteration or change would adversely affect the holders of IAC Common Stock.

          (j) Termination of Merger. This Agreement may be terminated and the
              ---------------------
     Merger abandoned at any time prior to the filing of a Certificate of Merger with the Secretary of State of Colorado and the Secretary of State of Delaware, whether before or after stockholder approval of this Agreement, by the consent of the Board of Directors of IAC and Purchaser.

          (k) Tax Free Reorganization. It is intended that the Merger will
              -----------------------
     qualify as a tax free reorganization within the meaning of Section 368(a)(1)(A) and (a)(1)(F) of the Internal Revenue Code of 1986, as amended.

     2.2  Further Assurances.  At the Closing, and at all times thereafter as
          ------------------
may be reasonably necessary, the officers of IAC shall execute and deliver to Purchaser such instruments of transfer as shall be reasonably necessary or appropriate to vest in Purchaser title of the type specified herein to the assets of IAC and to otherwise comply with the terms, purposes and intent of this Agreement.

3.   REPRESENTATIONS AND WARRANTIES OF IAC

IAC hereby represents and warrants to CWII and Purchaser that the following are true and correct as of the date of this Agreement and will be true and correct (without limitation) through the Closing Date, regardless of what investigations, if any, CWII shall have made prior hereto or prior to Closing:

PLAN AND AGREEMENT OF MERGER - Page 5
----------------------------

     3.1  Organization; Qualification.  IAC (a) is a corporation duly organized,
          ---------------------------
validly existing and in good standing under the laws of the State of Delaware,
(b) has all requisite power and authority to own and lease all of the properties and assets it now owns and leases and to carry on its businesses as now being conducted, and (c) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

     3.2  Authority Relative to this Agreement.  IAC has full power and
          ------------------------------------
authority (corporate and otherwise) to execute, deliver and perform this Agreement (including, without limitation, execution, delivery and performance of the Operative Documents to which it is a party) and to consummate the Transactions. The execution and delivery by IAC of this Agreement and the Operative Documents, and the consummation of the Transactions, have been duly and validly authorized by IAC and no other actions on the part of IAC are necessary with respect thereto. This Agreement and the Operative Documents have been duly and validly executed and delivered by IAC, and constitute the legal, valid and binding obligations of IAC, enforceable against it in accordance with its terms. IAC will take all corporate action that is necessary for IAC to complete the Transactions pursuant to this Agreement.

     3.3  Capitalization.
          --------------

          (a) The authorized capital stock of IAC consists solely of One Million (1,000,000) shares of common stock, $0.01 par value per share, of which One Hundred Thousand (100,000) shares are issued and outstanding. As of the date hereof, such shares of IAC Common Stock are the only shares of capital stock of IAC outstanding. All such outstanding shares of IAC Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, relating to the capital stock of IAC, pursuant to which IAC is or may become obligated to issue or exchange any share of capital stock. There is not now any Person who holds shares of capital stock of IAC other than as set forth on Exhibit "C" attached hereto.

          (b) Other than the "Stockholders Agreement", there is no outstanding subscription, option, warrant, call, right, agreement or commitment (including any right of conversion or exchange under any outstanding security or other instrument) entitling any person to purchase or otherwise acquire from IAC any capital stock of IAC or any security convertible into or exchangeable therefor, or any other right to acquire, any capital stock of IAC or relating to the issuance, sale, delivery or transfer of Stock by the Stockholders or IAC. Other than the Stockholders Agreement, there are no outstanding contractual obligations of IAC to repurchase, redeem or otherwise acquire any of its outstanding of IAC to repurchase, redeem or otherwise acquire any of its outstanding capital stock.

     3.4  Consents and Approvals. Except for the approval of the Merger by the
          ----------------------
stockholders of IAC, the execution, delivery and performance by IAC of this Agreement and the

PLAN AND AGREEMENT OF MERGER - Page 6
----------------------------

Operative Documents and the consummation of the Transactions by it requires no consent, approval, order or authorization of, action by or in respect of, or registration or filing with, any Governmental Body or other Person.

     3.5  No Violations. The execution, delivery and performance of this
          -------------
Agreement and the Operative Documents by IAC, the consummation by IAC of the Transactions and compliance by IAC with the provisions hereof does not and will not (a) conflict with or result in any breach or violation of any provision of the Certificate of Incorporation or Bylaws of IAC, (b) result in a default, or give rise to any right of termination, cancellation or acceleration or loss under any of the provisions of any note, bond, mortgage, indenture, license, trust, agreement, lease or other instrument or obligation to which IAC is a party or by which IAC may be bound, (c) result in the creation or imposition of any Lien on any of the property of IAC, (d) violate any Order, statute, rule or regulation applicable to IAC, or (e) violate any territorial restriction on IAC or any noncompetition or similar arrangement.

     3.6  No Brokers.  IAC has not employed any broker, agent or finder or
          ----------
incurred any Liability for any brokerage fees, commissions or finders' fees in connection with the Transactions.

     3.7  No Liabilities.  At Closing, IAC shall have no outstanding debts,
          --------------
liabilities or obligations.

4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER AND CWII

Purchaser and CWII hereby represent and warrant to IAC and the Stockholders that the following are true and correct as of the date of this Agreement and will be true and correct through the Closing Date, regardless of what investigations, if any, IAC or the Stockholders shall have made prior hereto or prior to the
Closing:

     4.1  Organization; Qualification.  Each of CWII and Purchaser (a) is a
          ---------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, (b) has all requisite power and authority to own and lease all of the properties and assets it now owns and leases and to carry on its businesses as now being conducted, and (c) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

     4.2  Authority Relative to this Agreement.  Each of CWII and Purchaser has
          ------------------------------------
full power and authority (corporate and otherwise) to execute, deliver and perform this Agreement (including, without limitation, execution, delivery and performance of the Operative Documents to which it is a party) and to consummate the Transactions. The execution and delivery by each of CWII and Purchaser of this Agreement and the Operative Documents, and the consummation of the Transactions, have been duly and validly authorized by CWII and Purchaser and no other actions on the part of CWII or Purchaser are necessary with respect thereto. This Agreement and the

PLAN AND AGREEMENT OF MERGER - Page 7
----------------------------

Operative Documents have been duly and validly executed and delivered by CWII and Purchaser, and constitute the legal, valid and binding obligations of CWII and Purchaser, enforceable against each of CWII and Purchaser in accordance with its terms. CWII and Purchaser will take all corporate action that is necessary for CWII and Purchaser to complete the Transactions pursuant to this Agreement.

     4.3  Consents and Approvals.  Except as set forth in or otherwise required
          ----------------------
by this Agreement or the Operative Documents, the execution, delivery and performance by CWII and Purchaser of this Agreement and the consummation of the Transactions by it requires no consent, approval, order or authorization of, action by or in respect of, or registration or filing with, any Governmental Body or other Person, other than the consent of Toshiba.

     4.4  No Brokers.  Neither CWII nor Purchaser has not retained any broker,
          ----------
agent or finder or incurred any Liability for any brokerage fees, commissions or finders' fees in connection with the Transactions, other than the retention of Century Capital by CWII for purposes of rendering a fairness opinion concerning the Transactions.

     4.5  CWII Stock; Authorized and Issued Shares. The shares of CWII Preferred
          ----------------------------------------
Stock to be issued or delivered by CWII in connection with the Merger have been duly authorized for issuance and will, when issued and delivered as provided in this Agreement, be duly and validly issued, fully paid and non-assessable, and will be delivered to the Stockholders free and clear of all Liens. The authorized capital stock of CWII consists of 2,000,000 shares of Common Stock, no par value per share, and 2,700,000 shares of Preferred Stock, $1.00 par value per share. As of September 30, 1998, there were 1,916,071 shares of Common Stock issued and outstanding and 953,005 shares of Preferred Stock issued and outstanding. Purchaser is a wholly-owned subsidiary of CWII. CWII is currently engaged in an offering of convertible preferred stock and warrants to purchase Common Stock.

     4.6  No Violations.  The execution, delivery and performance of this
          -------------
Agreement and the Operative Documents by CWII and Purchaser, the consummation by CWII and Purchaser of the Transactions and compliance by CWII and Purchaser with the provisions hereof does not and will not (a) conflict with or result in any breach or violation of any provision of the Certificate of Incorporation or Bylaws of CWII or Purchaser, (b) result in a default, or give rise to any right of termination, cancellation or acceleration or loss under any of the provisions of any note, bond, mortgage, indenture, license, trust, agreement, lease or other instrument or obligation to which CWII or Purchaser is a party or by which CWII or Purchaser may be bound, (c) result in the creation or imposition of any Lien on any of the property of CWII or Purchaser, (d) violate any Order, statute, rule or regulation applicable to CWII or Purchaser, or (e) violate any territorial restriction on CWII or Purchaser or any noncompetition or similar arrangement.

5.   ADDITIONAL AGREEMENTS

     5.1  Agreement to Consummate. Subject to the terms and conditions herein
          -----------------------
provided, each of the parties hereto agrees to use their best efforts to do all things necessary, proper or

PLAN AND AGREEMENT OF MERGER - Page 8
----------------------------
advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the Transactions contemplated by the Operative Documents, including, but not limited to, the obtaining of all consents, authorizations, orders and approvals required in connection therewith and initiating or defending any legal action that is necessary or appropriate to permit the Transactions to be consummated. At any time after the Closing Date, if any further action is necessary, proper or advisable to carry out the purposes of this Agreement, then, as soon as is reasonably practicable, each party to this Agreement shall take, or cause its proper officers to take, such action. No party to this Agreement shall take or cause to be taken any action that would cause the representations or warranties expressed herein to be untrue or incorrect on the Closing Date.

     5.2  Agreement Regarding Brokers. Except for the fee payable to Century
          ---------------------------
Capital for rendering the fairness opinion discussed in Section 4.4 above, each party agrees that it will pay or dispute, and hold the other party harmless from, any claims of brokers or others for finder's or brokerage fees asserted as a result of representations by such party to such brokers or others.

     5.3  Filings.  The parties will each make or cause to be made any filings
          -------
and submissions under the laws of any jurisdiction, to the extent that such filings are necessary to consummate the transactions contemplated hereby and will take all actions necessary to consummate the transactions contemplated hereby in a manner consistent with the applicable laws of such jurisdiction. Each party will furnish to the other party such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any governmental entity.

6.   CONDITIONS PRECEDENT TO CLOSING

     6.1  General Conditions. Consummation of the Transactions shall be subject
          ------------------
to the fulfillment at the Closing Date of each of the following conditions:

          (a) No Injunction. No court having jurisdiction shall have issued an
              -------------
     injunction preventing the consummation of the Transactions that shall not have been stayed or dissolved prior to or on the Closing Date.

          (b) Proceedings.  All proceedings taken or to be taken in connection
              -----------
     with the Transactions, and all documents incident thereto shall be reasonably satisfactory in form and substance to the parties and their counsel, and the parties and their counsel shall have received all such counterpart originals or certified or other copies of such documents as the parties or their counsel may reasonably request.

          (c) Legislation.  No law or legally binding regulation shall have been
              -----------
     enacted that does or would prohibit, restrict or delay consummation of the Transactions or any of the conditions to the consummation of the Transactions.

PLAN AND AGREEMENT OF MERGER - Page 9
----------------------------

          (d) Litigation.  There shall be no effective Order of any nature
              ----------
     (including any temporary restraining order) issued by a Governmental Body of competent jurisdiction restraining or prohibiting consummation or altering the terms of any of the Transactions, or actions seeking damages based upon the foregoing.

     6.2  Conditions to Closing in Favor of the Stockholders and IAC.
          ----------------------------------------------------------
Consummation of the Transactions shall be subject to the fulfillment, to the reasonable satisfaction of IAC and the Stockholders, or their written waiver, at or before the Closing Date, of each of the following conditions:

          (a) Representations and Warranties of CWII.  The representations,
              --------------------------------------
     warranties and statements of CWII and Purchaser contained in this Agreement and the Operative Documents shall be complete and accurate as of the date of this Agreement and shall also be complete and accurate at and as of the Closing Date, except for changes contemplated by this Agreement, as if made on the Closing Date; and CWII and Purchaser shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

          (b) CWII's Officers' Certificate.  CWII and Purchaser shall have
              ----------------------------
     delivered to the Stockholders an Officers' Certificate, dated the Closing Date, of CWII and Purchaser certifying to (a) the due adoption by the Board of Directors of the resolutions approving the execution and delivery of this Agreement, and the consummation of the Transactions, (b) the incumbency of the President, Secretary and other officers of CWII and Purchaser executing any of the Operative Documents, and (c) the satisfaction of the items in subsection (a) above.

          (c) Governmental Consents, Authorizations, Etc.  All material
              ------------------------------------------
     consents, authorizations, orders or approvals of, and filings or registrations with, and any permits, licenses or other authorizations that are required for, or in connection with, the execution and delivery of this Agreement by CWII and Purchaser and the consummation by CWII and Purchaser of the Transactions shall have been obtained or made.

          (d) Closing Consideration.  CWII shall have delivered to the
              ---------------------
     Stockholders the shares of CWII Preferred Stock to be received by them in connection with the Merger.

          (e) Third Party Consents.  CWII and Purchaser shall have delivered to
              --------------------
     IAC and the Stockholders copies of all Third Party Consents (including, without limitation, the consent of Toshiba) necessary to permit the consummation of the Transactions contemplated by this Agreement in a form satisfactory to IAC and the Stockholders.

          (f) Approval.  The Board of Directors of Purchaser shall have approved
              --------
     this Agreement and the transactions contemplated hereby.

PLAN AND AGREEMENT OF MERGER - Page 10
----------------------------

          (g) Certificate of Authorities.  CWII and Purchaser shall have
              --------------------------
     furnished to IAC and the Stockholders (i) certificates of the Secretary of State of each state in which CWII or Purchaser is organized or incorporated, dated as of a date not more than five (5) business days prior to the Closing Date, attesting to the incorporation and good standing of CWII and Purchaser, (ii) a copy, certified by the Secretary of State of each state in which CWII or Purchaser is organized or incorporated, as of a date not more than five (5) business days prior to the Closing Date, of the Certificate of Incorporation and all amendments thereto for CWII and Purchaser, (iii) a copy, certified by the Secretary of CWII and Purchaser, of the Bylaws of CWII and Purchaser, as amended and in effect as of the Closing Date, and (iv) a copy, certified by the Secretary of CWII and Purchaser, of resolutions duly adopted by the Board of Directors of CWII and Purchaser duly authorizing the transactions contemplated in this Agreement.

          (h) Certificate of Merger.  IAC and the Stockholders shall have
              ---------------------
     received fully-executed Certificates of Merger and such other documents as shall be reasonably necessary to consummate the Merger sufficient for filing with the States of Delaware and Colorado in order to consummate the Merger.

          (i) Other Matters.  CWII and Purchaser shall have delivered to IAC, in
              -------------
     form and substance reasonably satisfactory to counsel for IAC and the Stockholders, such certificates and other evidence as IAC and the Stockholders may reasonably request as to the satisfaction of the conditions contained in this Section 6.2.

     6.3  Conditions to Closing in Favor of CWII and Purchaser. Consummation of
          ----------------------------------------------------
the Transactions shall be subject to the fulfillment, to the reasonable satisfaction of CWII and Purchaser, or their written waiver, at or before the Closing Date of the following conditions:

          (a) Representations and Warranties of IAC.  The representations,
              -------------------------------------
     warranties and statements of IAC contained in this Agreement shall be complete and accurate as of the date of this Agreement and shall also be complete and accurate at and as of the Closing Date, except for changes contemplated by this Agreement, as if made at and as of the Closing Date; and IAC shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

          (b) IAC's Officers' Certificate.  IAC shall have delivered to CWII and
              ---------------------------
     Purchaser an Officers' Certificate, dated the Closing Date, of IAC certifying to (a) the due adoption by the Board of Directors and the Stockholders of IAC of the resolutions approving the execution and delivery of this Agreement, and the consummation of the Transactions, (b) the incumbency of the President, Secretary and other officers of IAC executing any of the Operative Documents, and (c) the satisfaction of the items in subsection (a) above.

PLAN AND AGREEMENT OF MERGER - Page 11
----------------------------

          (c) Governmental Consents, Authorizations, Etc.  All material
              ------------------------------------------
     consents, authorizations, orders or approvals of, and filings or registrations with, and any permits, licenses or other authorizations that are required for or in connection with, the execution and delivery of this Agreement by the stockholders and the consummation by the Stockholders of the Transactions shall have been obtained or made.

          (d) Third Party Consents.  IAC shall have delivered to CWII and
              --------------------
     Purchaser copies of all Third Party Consents, if any, necessary to permit the consummation of the Transactions contemplated by this Agreement in a form satisfactory to CWII.

          (e) Approval.  The Board of Directors of IAC and the stockholders of
              --------
     IAC each shall have approved this Agreement and the transactions contemplated hereby.

          (f) Certificate of Authorities.  IAC shall have furnished to CWII and
              --------------------------
     Purchaser (i) certificates of the Secretary of State of each state in which IAC is organized or incorporated, dated as of a date not more than five (5) business days prior to the Closing Date, attesting to the incorporation and good standing of IAC, (ii) a copy, certified by the Secretary of State of each state in which IAC is organized or incorporated, as of a date not more than five (5) business days prior to the Closing Date, of the Certificate of Incorporation and all amendments thereto for IAC, (iii) a copy, certified by the Secretary of IAC, of the Bylaws of IAC, as amended and in effect as of the Closing Date, and (iv) a copy, certified by the Secretary of IAC, of resolutions duly adopted by the Board of Directors of IAC duly authorizing the transactions contemplated in this Agreement.

          (g) Corporate Records and Books of Account.  The respective corporate
              --------------------------------------
     seals, articles of incorporation, bylaws, stock certificates, stock transfer ledgers, and corporate books and records of IAC, updated up to the Closing Date, shall be delivered to CWII.

          (h) Certificate of Merger.  CWII shall have received from IAC fully-
              ---------------------
     executed Certificates of Merger and such other documents as shall be reasonably necessary to consummate the Merger sufficient for filing with the States of Delaware and Colorado in order to consummate the Merger.

          (i) Fairness Opinion.  CWII shall have received a fairness opinion
              ----------------
     with respect to the Merger in form and substance reasonably satisfactory to CWII.

          (j) Subscription Agreement.  CWII shall have received a subscription
              ----------------------
     agreement from the Stockholders in form and substance reasonably satisfactory to CWII.

          (k) Other Matters.  IAC shall have delivered to CWII and Purchaser, in
              -------------
     form and substance reasonably satisfactory to counsel for CWII and Purchaser, such certificates and other evidence as CWII may reasonably request as to the satisfaction of the conditions contained in this Section 6.3.

PLAN AND AGREEMENT OF MERGER - Page 12
----------------------------

7.   CLOSING AND TERMINATION

     7.1  Closing Date.  Subject to the right of CWII, Purchaser and the
          ------------
Stockholders of IAC to terminate this Agreement pursuant to Section 7.2 hereof, the closing of the Transactions (the "Closing") shall, unless another date or place is agreed to in writing by IAC and CWII, take place at the offices of Robert M. Bearman, Bearman, Talesnick & Clowdus, 1200 Seventeenth Street, Suite 2600, Denver, Colorado 80202-5826 at 10:00 a.m. on October _______, 1998 (the
"Closing Date") or such other place and date as all the parties may agree upon in writing.

     7.2  Termination. This Agreement may be terminated at any time prior to the
          -----------
Closing Date:

          (a) by written agreement of CWII, Purchaser, IAC and the Stockholders;

          (b) by IAC and the Stockholders if any representation or warranty of CWII or Purchaser or by CWII and Purchaser if any representation or warranty of IAC contained herein shall have been incorrect or breached in any material respect, as to which notice shall have been given to the breaching party, and shall not have been cured or otherwise resolved to the reasonable satisfaction of the other party on or before the Closing Date, or by either CWII and Purchaser or IAC and the Stockholders if any condition to the consummation of the Transactions contemplated hereunder that must be fulfilled to its satisfaction has become impractical to be fulfilled;

          (c) by either CWII and Purchaser or IAC and the Stockholders if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Transactions shall have become final and non-appealable; or,

          (d) by CWII and Purchaser or IAC and the Stockholders if the Closing has not occurred by October _______, 1998; provided, however, that such date may be extended by written agreement among the parties and provided, further, that no party shall be permitted to terminate hereunder if such party is in violation of this Agreement.

     7.3  Effect of Termination. In the event of the termination of this
          ---------------------
Agreement as provided herein, this Agreement shall become wholly void and have no further force and effect except as hereinafter provided; and there shall be no Liability on the part of the Stockholders and IAC or CWII and Purchaser, except to pay the fees and expenses as apportioned in Section 9.2 and except as otherwise expressly provided herein. Nothing contained herein shall relieve any party from liability for its breach of this Agreement.

     7.4  Extension; Waiver. At any time prior to the Closing Date, any party
          -----------------
hereto that is entitled to the benefits hereof (with respect to any such corporate party by action taken by its Board of Directors or a duly authorized officer), may (a) extend the time for the performance of any of the obligations or other acts of any of the other parties hereto, (b) in whole or in part, waive any inaccuracy in the representations and warranties of any of the other parties hereto contained herein

PLAN AND AGREEMENT OF MERGER - Page 13
----------------------------
or in any exhibit or schedule hereto or in any document delivered pursuant hereto, and (c) in whole or in part, waive compliance with any of the agreements of any of the other parties hereto or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall only be valid if same is set forth in an instrument in writing signed and delivered on behalf of such party.

INDEMNIFICATION

     8.1  Indemnity by CWII and Purchaser. CWII and Purchaser agree to indemnify
          -------------------------------
and hold the Stockholders, IAC and IAC's officers, directors, agents, attorneys and accountants harmless from any and all damages, losses (which shall include any diminution in value, liabilities, joint or several), payments, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including without limitation, fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation) of any kind or nature whatsoever (collectively "Damages"), directly or indirectly resulting from, relating to or arising out of:

          (a) any breach or nonperformance (partial or total) of or inaccuracy in any representation or warranty or covenant or agreement of CWII or Purchaser contained in this Agreement or any Operative Document which survives the Closing hereof; and,

          (b) CWII's or Purchaser's business conducted prior to the Closing, but only with respect to a claim made by a third party..

     8.2  Indemnity by IAC and the Stockholders.  The Stockholders and IAC agree
          -------------------------------------
to jointly and severally indemnify and hold CWII and Purchaser and CWII's and Purchaser's officers, directors, agents, attorneys and accountants harmless from any and all Damages directly or indirectly resulting from, relating to and arising out of:

          (a) any breach or nonperformance (partial or total) of or inaccuracy in any representation or warranty or covenant or agreement of IAC contained in this Agreement or any Operative Document which survives the Closing hereof; and,

          (b) IAC's business conducted prior to the Closing, but only with respect to a claim made by a third party..

     8.3  Indemnification Notice. If any Person intends to exercise its right to
          ----------------------
indemnification provided in this Article 8 (an "Indemnitee"), such Indemnitee shall provide the party or parties from whom the indemnification will be sought (the "Indemnitor") at least fifteen (15) days prior written notice (the "Indemnification Notice") of such Indemnitee's intention to do so and the facts or circumstances giving rise to the claim ("Indemnification Claim"). Nothing contained herein shall preclude any Indemnitee from taking any actions deemed reasonably necessary or appropriate in response to any third party claims during such interim period. An Indemnification Claim may, at the option of Indemnitee, be asserted as soon as any situation, event

PLAN AND AGREEMENT OF MERGER - Page 14
----------------------------
or occurrence has been noticed by Indemnitee regardless whether actual harm has been suffered or out-of-pocket expenses incurred. During such fifteen (15) day period, the Indemnitor shall be entitled to cure the defect or situation giving rise to the Indemnification Claim to the satisfaction of Indemnitee. If the Indemnitor is unwilling or unable to cure the defect giving rise to the Indemnification Claim during such fifteen (15) period, Indemnitee may, on the sixteenth (16th) day after the Indemnification Notice, seek indemnification as provided in this Article 8.

9.   GENERAL PROVISIONS AND OTHER AGREEMENTS

     9.1  Notices. All notices and other communications hereunder shall be in
          -------
writing and shall be deemed given if and when delivered personally or transmitted by telex, facsimile (receipt confirmed) or telegram, mailed by registered or certified mail (return receipt requested) or sent by a recognized next business day courier to the following persons at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  If to IAC or the Stockholders:

          Interconnect Acquisition Corporation
          5082 East Hampden, Suite 304
          Denver, Colorado 80222
          Attn:  James M. Ciccarelli, President
          Facsimile:  (303) 337-2834

          with a copy to:

          Bell, Nunnally & Martin, PLLC
          3232 McKinney Avenue, Suite 1400
          Dallas, Texas 75204
          Attn:  Larry L. Shosid
          Facsimile:  (214) 740-1499

     (b)  If to CWII or Purchaser:

          Communications World International, Inc.
          6025 South Quebec, Suite 300
          Englewood, Colorado  80111
          Attn:  James Corboy
          Facsimile:  (303) 741-1137

PLAN AND AGREEMENT OF MERGER - Page 15
----------------------------
          with a copy to:

          Bearman, Talesnick & Clowdus
          1200 Seventeenth Street, Suite 2600
          Denver, Colorado  80202-5826
          Attn: Robert M. Bearman
          Facsimile:  (303) 572-6511

     9.2  Fees and Expenses.  The Stockholders, IAC, Purchaser and CWII shall
          -----------------
each pay all of their own fees, costs and expenses (including without limitation, those of accountants, appraisers and attorneys) incurred in connection with or related to the preparation, negotiation, execution, delivery, satisfaction, compliance and consummation of this Agreement and the Transactions contemplated hereby and the closing conditions hereunder.

     9.3  Interpretation. The headings contained in this Agreement are for
          --------------
reference purposes only and shall not affect the meaning or interpretation of this Agreement. Terms such as "herein," "hereof," "hereinafter" refer to this Agreement as a whole and not to the particular sentence or paragraph where they appear, unless the context otherwise requires. Terms used in the plural include the singular, and vice versa, unless the context otherwise requires.

     9.4  Counterparts. This Agreement may be executed by facsimile in two or
          ------------
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.5  Miscellaneous. This Agreement (a) constitutes the entire agreement and
          -------------
supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof;
(b) is not intended to and shall not confer upon any other person any rights or remedies hereunder or otherwise with respect to the subject matter hereof, except for rights that may expressly arise as a consequence of the Transactions;
(c) may not be assigned by operation of law or otherwise; (d) has been drafted by all of the parties to this Agreement and should not be construed against any of the parties hereto; and (e) shall be governed in all respects, including validity, interpretation and effect by the substantive laws of the State of Colorado without regard to conflict of law provisions.

     9.6  Publicity.  Prior to Closing, no party hereto shall issue any press
          ---------
release or make any other public statement, in either case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of the other parties to the contents and the manner of presentation and publication thereof, which approval shall not be unreasonably withheld.

     9.7  Invalid Provisions.  If any provision of this Agreement is held to be
          ------------------
illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining

PLAN AND AGREEMENT OF MERGER - Page 16
----------------------------
provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part hereof a provision as similar in terms, but in any event no more restrictive than, such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     9.8  Binding Effect.  This Agreement shall be binding upon and inure to the
          --------------
benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

     9.9  Captions.  The captions, headings and arrangements used in this
          --------
Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof.

     9.10 Attorneys' Fees.  In the event that any Proceeding is commenced by any
          ---------------
party hereto for the purpose of enforcing any provision of this Agreement, the party to such Proceeding may receive as part of any award, judgment, decision or other resolution of such Proceeding its costs and attorneys' fees as determined by the person or body making such award, judgment, decision or resolution. Should any claim hereunder be settled short of the commencement of any such Proceeding, the parties in such settlement may mutually agree to include as part of the damages alleged to have been incurred reasonable costs of attorneys or other professionals in investigation or counseling on such claim.

     9.11 Jurisdiction and Venue.  Any judicial proceedings brought by or
          ----------------------
against any party on any dispute arising out of this Agreement or any matter related thereto shall be brought in the state or federal courts of Arapahoe County, Colorado, and, by execution and delivery of this Agreement, each of the parties accepts for itself the exclusive jurisdiction and venue of the aforesaid courts as trial courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement after exhaustion of all appeals taken (or by the appropriate appellate court if such appellate court renders judgment).

     9.12 Assignability.  This Agreement may not be transferred, assigned,
          -------------
pledged or hypothecated by any party hereto without the prior written consent of the other parties to this Agreement.

     9.13 Entirety.  This Agreement and the documents executed and delivered
          --------
pursuant hereto, executed on the date hereof or in connection herewith, contain the entire agreement among the parties with respect to the matters addressed herein and supersede all prior representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein or therein.

     9.14 Amendment. This Agreement and the exhibits and schedules hereto may be
          ---------
amended by the parties hereto at any time prior to the Closing Date; provided, however, that any

PLAN AND AGREEMENT OF MERGER - Page 17
----------------------------
amendment must be by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

     9.15 Survival of Representations and Warranties.  The respective
          ------------------------------------------
representations and warranties of the parties contained in this Agreement, the Operative Documents and any investigation shall survive the consummation of the Transactions contemplated in this Agreement and shall continue in full force and effect after the Closing for a period of two (2) years from the Closing, at which time they shall expire, except as to claims made in respect thereof in writing on or before the expiration of such period.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

                              IAC:

                              INTERCONNECT ACQUISITION CORPORATION


                              By:___________________________________
                                   James M. Ciccarelli, President


                              CWII:

                              COMMUNICATIONS WORLD INTERNATIONAL,
                              INC.


                              By:___________________________________
                              Printed Name:_________________________
                              Title:________________________________

PLAN AND AGREEMENT OF MERGER - Page 18
----------------------------

                              PURCHASER:

                              IAC ACQUISITION CORPORATION


                              By:___________________________________
                              Printed Name:_________________________
                              Title:________________________________


                              STOCKHOLDERS:


                              ______________________________________
                                      JAMES M. CICCARELLI


                              ______________________________________
                                      LIONEL BROWN


                              ______________________________________
                                      MARK BENNETT


                              ______________________________________
                                      PHIL LEWIS

PLAN AND AGREEMENT OF MERGER - Page 19
----------------------------